Exhibit 5.1

Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858

May 7, 2013	direct dial 202 508 5825 direct fax 202 204 5600 akalsow@kilpatricktownsend.com

Board of Directors

Pulaski Financial Corp.

12300 Olive Boulevard

St. Louis, Missouri 63141

Re:                             Pulaski Financial Corp.

Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as counsel for Pulaski Financial Corp., a Missouri corporation (the “Company”), in connection with the offering of shares of the Company’s common stock, $0.01 par value per share, having an aggregate gross sales price of up to $10,000,000 (the “Shares”) in accordance with the Sales Agency Agreement, dated as of May 7, 2013, by and among the Company, Pulaski Bank and Sandler O’Neill & Partners, L.P. (the “Agreement”), pursuant to a prospectus supplement dated May 7, 2013, including the accompanying prospectus dated May 3, 2013 (such documents, collectively, the “Prospectus”) that form part of the Company’s Registration Statement on Form S-3 (File No. 333-188086) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, the Prospectus and the Agreement.

In our examination, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies, the correctness of all certificates, and the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein.  This opinion is limited solely to the corporate law of the state of Missouri.  Our opinion is expressed as of the date hereof and is based on laws currently in effect.  Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future.  We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, (1) the Prospectus has been timely filed with the Securities and Exchange Commission; (2) the Agreement executed by the parties is substantially in the form reviewed by us; (3) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus and the Agreement; and (4) the Shares will be issued in compliance with all applicable federal and state securities laws.  Based upon and subject to the foregoing, it is our opinion that the Shares, when issued, delivered and paid for in the manner and in accordance with the terms of the Registration Statement, the Prospectus and the Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the reference to our firm therein and in the Prospectus under “Legal Matters.”  In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Aaron M. Kaslow
Aaron M. Kaslow, a Partner